Exhibit 99.1

Media Contacts:	Al Wasilewski	Ellen Rose
	(732) 524-1130	(650) 794-2546
	(732) 447-5918 (M)	(650) 491-4901 (M)

Investor Contacts:	Lesley Fishman	Ellen Sipos
	(732) 524-3922	(732) 524-3709

FOR IMMEDIATE RELEASE

JOHNSON & JOHNSON ANNOUNCES DISCONTINUATION OF
PHASE 3 DEVELOPMENT OF BAPINEUZUMAB INTRAVENOUS (IV) IN
MILD-TO-MODERATE ALZHEIMER'S DISEASE

COMPANY EXPECTS TO RECORD A CHARGE TO EARNINGS
AS A SPECIAL ITEM IN THIRD QUARTER

NEW BRUNSWICK, NJ - (August 6, 2012) Johnson & Johnson (NYSE: JNJ) today announced that phase 3 clinical development of bapineuzumab intravenous (IV) in mild-to-moderate Alzheimer's disease is being discontinued.
Janssen Alzheimer Immunotherapy (Janssen AI), a subsidiary of Johnson & Johnson, is a partner with Pfizer in the Alzheimer's Immunotherapy Program (AIP). The Joint Steering Committee for the AIP has decided to discontinue the development of bapineuzumab IV in mild-to-moderate Alzheimer's disease based on the co-primary clinical endpoints not being met in the Janssen AI-led Studies 301 and 302. Pfizer has issued separate news releases on the top line results of both of these Janssen AI-led studies.
“While we are disappointed in the results of the two bapineuzumab IV studies, particularly in light of the urgent need for new advancements in Alzheimer's disease, we believe that targeting and clearing beta amyloid remains a promising path to potential clinical benefits for people suffering from this disease,” said Husseini K. Manji, M.D., Global Therapeutic Area Head for Neuroscience, Janssen Research & Development, LLC. “Janssen remains strongly committed to tackling the enormous unmet medical needs in Alzheimer's disease. We believe the trial results will provide a rich data set that will advance our understanding of this complex disease and inform future research in this field. Studies with other compounds in earlier stages of development in the AIP portfolio are continuing and future development strategies will be discussed jointly by the alliance partners.”

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The Company expects to record an after-tax, non-cash special item related to in-process research and development consisting of a net charge to earnings of between $300 and $400 million in the third quarter of 2012 related to the discontinuation of the phase 3 clinical development of bapineuzumab IV in mild-to-moderate Alzheimer's disease.

About the Bapineuzumab IV Phase 3 Studies
Four placebo-controlled Phase 3 studies comprised the bapineuzumab clinical development program. Janssen AI led the two completed 18-month, Phase 3, multicenter, randomized, double-blind, placebo-controlled, parallel-group, efficacy and safety studies of patients who are ApoE4 carriers (Study 302) and ApoE4 non-carriers (Study 301). The two co-primary clinical endpoints are change in the Alzheimer's Disease Assessment Scale-Cognitive subscale (ADAS-Cog), a validated measure of cognition, and the Disability Assessment for Dementia (DAD), a validated instrument to measure function.
In addition to the Janssen AI-led studies, Pfizer led two primarily ex-North America 18-month, Phase 3, multicenter, randomized, double-blind, placebo-controlled, parallel-group, efficacy and safety studies of patients with mild-to-moderate Alzheimer's disease who are ApoE4 non-carriers (Study 3000) and carriers (Study 3001).

About Bapineuzumab IV
Bapineuzumab IV, an investigational therapy studied for the treatment of mild-to-moderate Alzheimer's disease, is an antibody that targets beta-amyloid (Aß), a protein that can exert toxic effects in the brain and is believed to play a central role in the pathology of Alzheimer's disease.

About the Alzheimer's Immunotherapy Program (AIP)
The Alzheimer's Immunotherapy Program (AIP) of Janssen Alzheimer Immunotherapy and Pfizer Inc. is an equal collaboration committed to researching and developing selective products for the treatment and/or prevention of neurodegenerative conditions, including Alzheimer's disease.

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We believe it may be possible to reduce the burden of disease through early intervention in the illness. The AIP is dedicated to delivering comprehensive and integrated solutions that help address the needs of people impacted by Alzheimer's disease.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 1, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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